Exhibit 99.1

Dear Fellow Stockholders,

Before I talk about the past year and our current prospects, I want to address the drop in our stock price suffered by our stockholders. I cannot explain it or speculate about causes. I can assure you, however, that there have been no fundamental changes, adverse events or discoveries I know of that would cause the negative performance of our stock. Our industry is characterized by frustratingly time-consuming issues, all of which we report to you. Sometimes it seems as though there is never a “milestone” attained. But I see a lot of progress, progress described in more detail later in this letter, such as:

•	We have done all we can to pursue a market authorization in the United Kingdom. That review is in the hands of the U.K. regulatory authorities.

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The US Navy, I am happy to report, continues to press for progress and maintains its keen interest in Hemopure®. The back and forth with the FDA has not deterred them or us or shaken our belief in our products. We continue to use all efforts and initiative to move the Navy program forward.

•	In the meantime, the Navy has funded our research into modified products, and we are working toward and hoping for additional Congressional appropriations for Hemopure clinical trial work.

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Our compassionate use program, under go-aheads granted one at a time by the FDA, has been very gratifying, although we limit the number of those cases to conserve our resources, particularly employee time.

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Our pilot program in ischemia is turning out tangible results as we bring trials to a close and view preliminary data. We are encouraged to proceed. Our plans for additional trials in both ischemia and anemia are geared toward Europe, and we are optimistic about prospects.

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We have applied significant brain power, both ours and that of outside experts, to continue the analysis of prior clinical data in order to get a better understanding of the results of earlier clinical trials. We used this data for our application in the United Kingdom and of course will share our work with the FDA.

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Our investigators and we have been diligent in preparing manuscripts for submission to peer-reviewed journals. These publications are important as the means of communicating data about our trials and for constituencies like doctors and insurers in South Africa.

•	South Africa is increasing its use of Hemopure, and we are happy to observe this progress and patient outcomes.

Through our strategy to pursue ischemia as an indication, we have been able to learn a great deal about the science of Hemopure, its potential and its administration. Using the reanalysis of our anemia trial data and the pursuit of the clinical trials in ischemia, we have been able to make persuasive arguments for the safety of our product and have begun to publish those results. Also, we have developed a much better understanding of how to address the questions posed by the FDA about our clinical trial results.

This intense re-examination led to a rich crop of manuscripts now to be published and presented at academic conferences. Four abstracts will be presented at the American Society for Clinical Pharmacology and Therapeutics annual meeting in April and are planned to be expanded into publishable articles. These abstracts show the authors’ conclusions about the basis for certain adverse events in our trial involving more than 700 patients undergoing orthopedic surgery. We think these analyses, like the completed animal studies we previously completed at the FDA’s request, dispute Hemopure toxicity as a cause of those adverse events.

The data generated from our first trial in patients undergoing angioplasty and stenting procedures, or percutaneous coronary intervention (PCI) is to be published in an article in the March quarterly issue of the EuroIntervention Journal (EIJ). This trial represents the first time Hemopure was given to patients with serious pre-existing cardiovascular disease, a milestone in our ischemia program. It addresses the issue of the relative safety of Hemopure in these patients and the related possibility of treating ischemia with Hemopure. These data together with results from our second PCI trial, which ended in December 2007, are to be presented at the Europe PCR meeting by the principle investigator. This interventional cardiology meeting is the largest in Europe and is attended by thousands of cardiologists.

We hope to take the cumulative evidence showing relative safety and efficacy of Hemopure to a workshop on hemoglobin-based oxygen carriers being sponsored by the FDA and scheduled for April. I look forward to this public exposure of our data. Also, preclinical studies on the product continue, and last year we saw ten preclinical studies published in scientific journals, such as the Journal of Trauma, Resuscitation, Shock, and Transfusion.

The clinical use of Hemopure in compassionate use cases continues. During this past year we received 36 IND approvals by the FDA to treat patients, and 21 patients were in fact given Hemopure. The requests for compassionate use seek the life-saving potential of an oxygen carrying drug in cases where the patient has no other options left to them. The popular press has reported on one of these cases. We hope to prepare a report on our experience for publication.

In the compassionate use cases, the majority of the doctors using the product had no prior experience with it. These physicians had very little time to get up to speed on how to use Hemopure, and, despite that, they were able to show immediate proficiency. When Hemopure was first authorized for marketing in South Africa, Biopure carried out extensive physician and other personnel training. With our experience in South Africa and in compassionate use, we have learned how to direct clinicians in the administration of the drug correctly and are pleased with the results. From this experience, we have changed how we consider future marketing in the event of additional approvals to market.

The Navy has continued to remain committed to Hemopure. Despite working very closely with the FDA, the Navy has been unable to receive a clearance for their Phase 2 protocol. When another company released their clinical trial results last July, we perceived a change in our FDA reviewers, who admit to having taken a more conservative stance on this class of product. We have an opportunity here. We look forward to attending and presenting at the FDA workshop in April and, importantly, to distinguishing our products from others in development and others that failed and whose development was abandoned in the past.

It seems a long wait, but we are anticipating a response in the first half of 2008 from the U.K. on our application for marketing approval for Hemopure. An approval in the U.K. would open up the rest of the EU through a mutual recognition procedure, where the marketing approval in one member state becomes the foundation for approval in another. We have begun modest premarketing work as we await the UK decision.

Our sales in South Africa were $143,000 in fiscal year 2007, including our first sale to a provincial administration for use in a government hospital. We expect that our sales and marketing effort, along with increased physician awareness, will continue to create interest for Hemopure in that country. Sales of our Oxyglobin product for veterinary use achieved $2.1 million, and we surpassed the 197,000 unit mark for total units of Oxyglobin sold since launch. As you may recall, we curtailed Oxyglobin marketing dramatically in 2004 as part of cost reduction. Now we are finding that with higher pricing and reduced marketing costs, Oxyglobin sales, while not profitable, contribute to our cash flow. Consequently, we have increased production and are in discussions with potential distributors with the hope of increasing this contribution with increased sales.

My biggest challenge is our financial condition. We have been working diligently to regain the confidence of the marketplace by defining and communicating the scientific core of Biopure. As we learn more and communicate our science, oxygen therapeutics gain in promise and prospects. Please be assured that the board and I consider our financial difficulties constantly. We value our products to the degree that we intend, as always, to use all of our efforts to continue to finance the company for the benefit of patient care and our stockholders. I thank you for being a stockholder and for your continued support.

Sincerely,

Zafiris G. Zafirelis
Chairman, President and CEO
February 2008